Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Daystar Technologies, Inc. of our reports dated March 13, 2009 relating to our audits of the financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of DayStar Technologies, Inc. for the year ended December 31, 2008.

HEIN & ASSOCIATES LLP

Irvine, California

June 25, 2009